NEWS RELEASE

Contact: Lisa Wanstreet

Investor Relations

304.367.8697

MVB Bank to Purchase Potomac Mortgage Group,

a ‘Top 100’ Mortgage Company in the Country

Expands MVB’s Market Footprint and Mortgage Production to $1 Billion

FAIRMONT, WV, Dec. 3, 2012 – MVB Financial Corp., (OTC Markets Group OTCQB: MVBF), today announced it has reached an agreement to purchase the northern Virginia residential mortgage company Potomac Mortgage Group, LLC (PMG), with offices in Fairfax, McLean and Reston. MVB will be purchasing PMG for approximately $19 million in cash and MVB common shares.

The addition of PMG is expected to be accretive to MVB’s earnings beginning in the first quarter of 2013. PMG will retain its identity and will become a wholly-owned subsidiary of MVB Bank, Inc.

With the addition of PMG’s annual production of mortgages, MVB Bank and PMG are expected to become a $1 billion mortgage production unit at a time when MVB Bank is experiencing record mortgage lending. PMG was rated in the Top 100 Mortgage Companies, based on mortgage loan production, in the country in 2011.

MVB has received the highest Superior 5-Star Rating from Bauer Financial, Inc. during the past several years for the overall safety, soundness and quality of the bank, which ranks among the best in the industry.

The transaction is scheduled to close before the end of the current calendar year pending regulatory approvals and other customary closing conditions. PMG’s CEO Ed Dean and management team will continue to operate the mortgage subsidiary. In addition, Dean will oversee MVB’s total mortgage operations. Significant to the deal is PMG’s experienced 68 person workforce, including a strong team of professional mortgage lenders. An additional 30 employees are employed through PMG’s 50%-owned operations center, which will also support MVB’s overall mortgage area.

Commenting on this transaction, MVB Financial Corp. CEO Larry Mazza said, “We believe MVB’s success in the retail mortgage lending arena will be strengthened by the addition of PMG’s mortgage business with its talent, technology platform and high quality operations. In my opinion northern Virginia is one of the best markets for mortgage banking in the country and we are ecstatic to be in this growing and vibrant area.  MVB is very familiar with Ed Dean as we have known and worked together with him for more than 20 years in various banking relationships and with PMG. We believe he and his team are some of the best in the mortgage banking business. Ed is a proven leader who can make this strategic partnership with PMG into a positive game changer for both organizations. I am happy we are on the same team.”

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A native of Clarksburg, West Virginia, PMG’s Ed Dean said, “Joining forces with an organization the caliber of MVB Bank is a unique opportunity to allow PMG to lend beyond its current geographic scope and our combined operations and systems will support significant mortgage lending growth potential. We’re very pleased to become part of MVB.”

About MVB Financial Corp.

MVB Bank, Inc. is a wholly-owned subsidiary of MVB Financial Corp (OTCQB: MVBF), with locations in Marion, Monongalia and Harrison counties in North Central West Virginia, and Berkeley and Jefferson Counties in the Eastern Panhandle of West Virginia. The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies that are current in their reporting with a U.S. regulator. For additional information visit MVB’s investor relations webpage at ir.mvbbanking.com

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Forward-Looking Statement

All statements other than statements of historical fact included in this press release are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: (i) the Company may incur loan losses due to negative credit quality trends in the future that may lead to deterioration of asset quality; (ii) the Company may incur increased charge-offs in the future; (iii) the Company could have adverse legal actions of a material nature; (iv) the Company may face competitive loss of customers; (v) the Company may be unable to manage its expense levels; (vi) the Company may have difficult retaining key employees; (vii) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (viii) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (ix) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, may negatively impact the Company’s operating results; (x) the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act may adversely affect the Company; (xi) the possibility that the acquisition of PMG does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all; (xii) the risk that the benefits from the acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which MVB and PMG operate; (xiii) the reaction of the companies’ customers, employees and counterparties to the acquisition; (xiv) the integration of the operations of MVB and PMG may be more difficult, costly or time-consuming than expected; (xv) diversion of management time on acquisition-related issues; and (xvi) other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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